Exhibit 10.17

BASE SALARIES OF NAMED EXECUTIVE OFFICERS OF THE REGISTRANT

Set forth below are the 2005 annual base salaries of the named executive officers (as defined in Item 402(a)(3) of Regulation
S-K) of Wisconsin Energy Corporation. Unless otherwise noted, the named executive officers serve in the positions indicated for Wisconsin Energy Corporation (WEC) and its wholly-owned subsidiaries, Wisconsin Electric Power Company (WE) and Wisconsin Gas LLC (WG), both reporting companies under the Securities and Exchange Act of 1934, as amended.

Gale E. Klappa Chairman of the Board, President and Chief Executive Officer	$961,750

Frederick D. Kuester Executive Vice President of WEC and WG; Executive Vice President and Chief Operating Officer of WE	$557,000

Allen L. Leverett Executive Vice President and Chief Financial Officer	$515,000

Larry Salustro Executive Vice President and General Counsel	$406,575

Kristine A. Rappé Senior Vice President and Chief Administrative Officer	$345,000